calculation of registration fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$155,000,000.00	$4,758.50
PROSPECTUS	Pricing Supplement Number: 4548
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated February 15, 2007
Dated March 29, 2006	Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	February 15, 2007
Settlement Date (Original Issue Date):	February 21, 2007
Maturity Date:	September 15, 2014
Principal Amount:	US$155,000,000 (plus accrued interest from and including December 15, 2006 to but excluding February 21, 2007)
Price to Public (Issue Price):	100.683%
Agents Commission:	0.20%
All-in Price:	100.483%
Accrued Interest:	US$1,645,411.11
Net Proceeds to Issuer:	US$157,394,061.11
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency:	U.S. Dollars
Coupon:	Plus 0.26%
Re-Offer Spread (plus or minus):	Plus 0.15%
Index Maturity:	Three Months
Index Payment Period:	Quarterly

Page 2
Filed Pursuant to Rule 424(b)(3)
Dated February 15, 2007
Registration Statement No. 333-132807

Interest Payment Dates:	Quarterly on each March 15, June 15, September 15 and December 15 of each year, commencing March 15, 2007 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962GK94
ISIN:	US36962GK948
Common Code:	020149493

Investing in the Notes involves risks. See "Risk of Foreign Currency Notes and Indexed Notes" on page 2 of the accompanying prospectus supplement and "Risk Factors" on page 2 of the accompanying prospectus.

Additional Information:

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Company's issues of US$750,000,000, US$250,000,000, US$100,000,000, US$70,000,000, US$100,000,000, US$50,000,000, US$250,000,000 and US$455,000,000 Floating Rate Notes due September 15, 2014 as described in the Company's pricing supplements number 4063 dated September 14, 2004 as amended on September 16, 2004, number 4074 dated September 24, 2004, number 4131 dated January 31, 2005, number 4136 dated February 2, 2005, number 4203 dated June 21, 2005, number 4204 dated June 23, 2005, number 4349 dated May 3, 2006 and number 4469 dated October 26, 2006, respectively.

Page 3
Filed Pursuant to Rule 424(b)(3)
Dated February 15, 2007
Registration Statement No. 333-132807

Plan of Distribution:

The Notes are being purchased by Morgan Stanley & Co., Incorporated (the "Underwriter"), as principal, at 100.683% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

At September 30, 2006, the Company had outstanding indebtedness totaling $398.803 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2006, excluding subordinated notes payable after one year, was equal to $394.061 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Nine Months ended September 30,
2001	2002	2003	2004	2005	2006

1.51	1.43	1.77	1.87	1.70	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.